First Financial Service Corporation Announces Quarterly Results

ELIZABETHTOWN, Ky., Aug. 15, 2011 /PRNewswire/ -- First Financial Service Corporation (the Company, NASDAQ: FFKY) today announced a diluted net loss per common share of $(2.57), or $(12.2 million) for the quarter ended June 30, 2011, compared to a diluted net loss per common share of $(0.07), or $(.3 million) for the quarter ended June 30, 2010. Diluted net loss per common share for the six months ended June 30, 2011, was $(3.06), compared to diluted net income per common share of $0.04 for the six months ended June 30, 2010.

"We continue to dedicate a significant amount of resources in working the problem assets through the system," stated Chief Executive Officer, B. Keith Johnson. "We had over half of our non-performing assets appraised, including our high end residential development loans and related other real estate owned during the quarter. The lower values on the appraisals contributed to $13.0 million in provision expense and $4.9 million in write downs on other real estate owned for the year. The charges are a necessary step in the process of working through this credit cycle. Our focus for 2011 will be to continue to bring resolution to our problem loans, drive improvements in operational efficiency, and build upon the sustained success of our retail franchise. We are confident our efforts will get us through this credit cycle."

The following table provides information with respect to non-performing assets for the periods indicated.

(Dollars in thousands)	6/30/2011	3/31/2011	12/31/2010	12/31/2009

Restructured loans	$ 30,901	$ 18,751	$ 3,906	$ 9,812
Non-accrual loans	24,040	44,899	42,169	28,186

Total non-performing loans	54,941	63,650	46,075	37,998
Real estate acquired through foreclosure	26,459	24,908	25,807	8,428
Other repossessed assets	34	39	40	103
Total non-performing assets	$ 81,434	$ 88,597	$ 71,922	$ 46,529

Non-performing loans to total loans	6.87%	7.42%	5.22%	3.82%
Non-performing assets to total assets	6.56%	6.89%	5.45%	3.85%

The Company's non-performing assets declined $7.1 million from March 31, 2011 and increased $9.5 million from December 31, 2010. During the second quarter, $14.6 million in charge-offs and $4.6 million in write downs in real estate acquired through foreclosure were recorded further reducing the Company's non-performing assets. Over half of the total non-performing assets have been re-appraised during the first six months of the year, including substantially all the high end residential developments. The high end residential developments are where the larger write downs have occurred. Offsetting the decline in non-performing assets from these write downs, was an increase in restructured loans. The Company entered into loan modifications that suspended principal payments for a certain period on three loan relationships totaling $23.3 million during the six months ended June 30, 2011, which caused them to be reclassified as restructured loans. Based on recent appraisal valuations and cash flow analysis, $2.1 million impairment has been recorded against these three credit relationships. The percentage of non-performing assets to total assets was 6.56% at June 30, 2011, 6.89% at March 31, 2011, and 5.45% at December 31, 2010.

Balance sheet changes through the second quarter of 2011 include a decrease in total assets of $77.4 million to $1.2 billion. The securities portfolio increased $85.4 million as the Company continued to invest a portion of its overnight liquidity. Loans receivable, net of unearned fees declined $82.5 million to $799.4 million at June 30, 2011 compared to December 31, 2010. Total deposits declined $46.7 million from a $26.6 million decrease in certificates of deposit and a $15.1 decrease in money market accounts.

Net interest margin decreased to 2.88% for the six months ended June 30, 2011 compared to 3.05% for the year ended December 31, 2010, compared to 3.18% for the same period in 2010. The decline is mostly attributed to the Bank's increased liquidity efforts, the decline in loan balances, as well as the increase in the amount of non-performing loans.

Provision for loan loss expense increased by $6.2 million to $9.5 million for the three months ended June 30, 2011, compared to the same period ended June 30, 2010. Provision for loan loss increased $8.0 million to $12.9 million for the six months ended June 30, 2011, compared to the same six month period in 2010. Annualized net charge-offs as a percentage of average total loans increased to 4.21% for the six months ended June 30, 2011 as the Company had net charge-offs of $17.9 million during the period. The Company charged off $9.9 million of its specific reserves on its collateral dependent loans. The decline in the specific reserves resulted in a decline in the allowance for loan losses as a percent of total loans. The allowance for loan losses as a percent of total loans was 2.22% for June 30, 2011 compared to 2.57% at December 31, 2010.

Non-interest income decreased $4.3 million for the three months ended and $4.5 million for the six months ended June 30, 2011 compared to the same period in 2010. The decline was related to a $4.7 million increase for the three months ended and a $4.9 million increase for the six months ended June 30, 2011 in loss on sale and write downs on real estate acquired through foreclosure.

Non-interest expense increased $1.3 million to $9.9 million for the three months ended June 30, 2011 compared to the same period ended in 2010. For the six month respective periods non-interest expense increased $2.4 million to $19.3 million. The increase in non-interest expense was largely driven by an increase in FDIC insurance premiums, real estate acquired through foreclosure expense, and legal and loan expense arising from loan workouts.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923. The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service. The Bank offers a variety of financial services to its retail and commercial banking customers. These services include personal and corporate banking services, and personal investment financial counseling services. Today, the Bank serves eight contiguous counties encompassing Central Kentucky and the Louisville Metropolitan area, including Southern Indiana, through its 22 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of First Federal Savings Bank. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Adverse conditions in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. First Financial Service Corporation's results also be adversely affected by further deterioration in business and economic conditions both generally and in the markets we serve; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of critical accounting policies and judgments; and management's ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to First Financial Service Corporation's Annual Report on Form 10-K for the year ended December 31, 2010, as amended by Form 10-K/A filed May 13, 2011 with the Securities and Exchange Commission, including the section entitled "Risk Factors," and all subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation's stock is traded on the Nasdaq Global Market under the symbol "FFKY." Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

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FIRST FINANCIAL SERVICE CORPORATION
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(Dollars in thousands, except per share data)	2011	2010

ASSETS:
Cash and due from banks	$ 14,284	$ 14,840
Interest bearing deposits	60,904	151,336
Total cash and cash equivalents	75,188	166,176

Securities available-for-sale	281,562	196,029
Securities held-to-maturity, fair value of $22 Jun (2011)
and $126 Dec (2010)	22	124
Total securities	281,584	196,153

Loans held for sale	5,708	6,388
Loans, net of unearned fees	799,415	881,934
Allowance for loan losses	(17,708)	(22,665)
Net loans	787,415	865,657

Federal Home Loan Bank stock	4,805	4,909
Cash surrender value of life insurance	9,525	9,354
Premises and equipment, net	31,418	31,988
Real estate owned:
Acquired through foreclosure	26,459	25,807
Held for development	45	45
Other repossessed assets	34	40
Core deposit intangible	841	994
Accrued interest receivable	7,949	6,404
Accrued income taxes	6,030	2,161
Deferred income taxes	-	2,982
Prepaid FDIC Insurance	2,643	4,449
Other assets	8,160	2,388

TOTAL ASSETS	$ 1,242,096	$ 1,319,507

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$ 74,305	$ 73,566
Interest bearing	1,052,877	1,100,342
Total deposits	1,127,182	1,173,908

Advances from Federal Home Loan Bank	27,805	52,532
Subordinated debentures	18,000	18,000
Accrued interest payable	1,170	594
Accounts payable and other liabilities	3,971	3,162
Deferred income taxes	2,937	-

TOTAL LIABILITIES	1,181,065	1,248,196
Commitments and contingent liabilities	-	-

STOCKHOLDERS' EQUITY:
Serial preferred stock, $1 par value per share;
authorized 5,000,000 shares; issued and
outstanding, 20,000 shares with a liquidation
preference of $20,000	19,862	19,835
Common stock, $1 par value per share;
authorized 35,000,000 shares; issued and
outstanding, 4,739,921 shares Jun (2011), and 4,726,329
shares Dec (2010)	4,740	4,726
Additional paid-in capital	35,338	35,201
Retained earnings	1,763	16,264
Accumulated other comprehensive loss	(672)	(4,715)

TOTAL STOCKHOLDERS' EQUITY	61,031	71,311
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,242,096	$ 1,319,507

FIRST FINANCIAL SERVICE CORPORATION
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	June 30,		June 30,
	2011	2010	2011	2010
Interest and Dividend Income:
Loans, including fees	$ 11,692	$ 14,267	$ 24,035	$ 28,314
Taxable securities	1,703	878	3,269	1,371
Tax exempt securities	265	202	522	373
Total interest income	13,660	15,347	27,826	30,058

Interest Expense:
Deposits	4,674	4,890	9,588	9,759
Short-term borrowings	-	11	-	32
Federal Home Loan Bank advances	280	596	575	1,189
Subordinated debentures	350	331	691	658
Total interest expense	5,304	5,828	10,854	11,638

Net interest income	8,356	9,519	16,972	18,420
Provision for loan losses	9,517	3,274	12,982	5,026
Net interest income after provision for loan losses	(1,161)	6,245	3,990	13,394

Non-interest Income:
Customer service fees on deposit accounts	1,554	1,739	2,999	3,264
Gain on sale of mortgage loans	291	415	556	714
Gain on sale of investments	162	-	231	-
Loss on sale of investments	(38)	-	(38)	(23)
Other than temporary impairment loss:
Total other-than-temporary impairment losses	(67)	(11)	(104)	(183)
Portion of loss recognized in other comprehensive
income/(loss) (before taxes)	-	-	-	-
Net impairment losses recognized in earnings	(67)	(11)	(104)	(183)
Loss on sale and write downs on real estate acquired
through foreclosure	(4,651)	(438)	(4,886)	(464)
Brokerage commissions	108	107	215	200
Other income	476	369	855	811
Total non-interest income	(2,165)	2,181	(172)	4,319

Non-interest Expense:
Employee compensation and benefits	3,958	3,905	8,287	7,995
Office occupancy expense and equipment	832	768	1,643	1,572
Marketing and advertising	164	225	389	450
Outside services and data processing	1,056	668	1,853	1,398
Bank franchise tax	342	566	656	916
FDIC insurance premiums	906	694	1,876	1,354
Amortization of core deposit intangible	76	88	153	152
Real estate acquired through foreclosure expense	646	458	1,028	614
Other expense	1,936	1,262	3,437	2,457
Total non-interest expense	9,916	8,634	19,322	16,908

Income/(loss) before income taxes	(13,242)	(208)	(15,504)	805
Income taxes/(benefits)	(1,338)	(146)	(1,530)	112
Net Income/(Loss)	(11,904)	(62)	(13,974)	693
Less:
Dividends on preferred stock	(250)	(250)	(500)	(500)
Accretion on preferred stock	13)	(13)	(27)	(27)
Net income (loss) attributable to common shareholders	$ (12,167)	$ (325)	$ (14,501)	$ 166

Shares applicable to basic income per common share	4,739,700	4,718,021	4,737,761	4,716,755
Basic income (loss) per common share	$ (2.57)	$ (0.07)	$ (3.06)	$ 0.04

Shares applicable to diluted income per common share	4,739,700	4,718,021	4,737,761	4,716,755
Diluted income (loss) per common share	$ (2.57)	$ (0.07)	$ (3.06)	$ 0.04

Cash dividends declared per common share	$ -	$ -	$ -	$ -

FIRST FINANCIAL SERVICE CORPORATION
Unaudited Selected Ratios and Other Data

	As of and For the		As of and For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Data	2011	2010	2011	2010

Performance Ratios

Return on average assets	(3.75)%	(.02)%	(2.19)%	0.11%

Return on average equity	(70.30)%	(0.29)%	(38.76)%	1.62%

Average equity to average assets	5.34%	6.89%	5.66%	6.93%

Net interest margin	2.84%	3.23%	2.88%	3.18%

Efficiency ratio from continuing operations	160.17%	73.79%	115.01%	74.36%

Book value per common share			$ 8.69	$ 14.14

Average Balance Sheet Data

Average total assets	$ 1,272,286	$ 1,260,999	$ 1,285,243	$ 1,247,178

Average interest earning assets	1,199,749	1,194,662	1,208,797	1,180,936

Average loans	842,611	964,428	859,876	976,537

Average interest-bearing deposits	1,081,480	1,031,210	1,087,174	1,018,382

Average total deposits	1,156,998	1,098,865	1,163,326	1,085,248

Average total stockholders' equity	67,914	86,838	72,699	86,489

Asset Quality Ratios

Non-performing loans as a percent of total loans (1)			6.87%	3.94%

Non-performing assets as a percent of total assets			6.56%	4.18%

Allowance for loan losses as a percent of total loans (1)			2.22%	2.23%

Allowance for loan losses as a percent of
non-performing loans			32%	57%

Annualized net charge-offs to total loans (1)			4.21%	0.38%

(1) Excludes loans held for sale.

CONTACT: Gregory S. Schreacke, President, First Financial Service Corporation, +1-270-765-2131